Exhibit 3.1

SOLAR CAPITAL LTD.

ARTICLES OF AMENDMENT

Solar Capital Ltd., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Articles”) immediately upon the Effective Time (as defined below), as currently in effect as hereafter set forth.

SECOND: The Articles are hereby amended by deleting the existing Article I in its entirety and substituting in lieu thereof a new Article I which reads as follows:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is SLR Investment Corp.

THIRD: The amendment to the Articles as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

FOURTH: The undersigned President acknowledges, in the name and on behalf of the Corporation, these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FIFTH: The Articles shall be effective at 8:00 a.m. Eastern Standard Time on February 25, 2021 (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Corporate Secretary on February 24, 2021.

SOLAR CAPITAL LTD.

Attest:	/s/ Richard L. Peteka	By:	/s/ Michael S. Gross
	Richard L. Peteka Secretary		Michael S. Gross President